EXHIBIT 23.1

                   INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CenturyTel, Inc.

We  consent  to  the use of our report dated January 28, 1999, except as to
Note 21, which is  as  of  February  23,  1999, related to the consolidated
financial  statements  and  related  financial   statement   schedules   of
CenturyTel, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference into the Registration Statement on Form S-8 of CenturyTel, Inc. relating to the issuance of up to $2,500,000 in deferred compensation obligations pursuant to the CenturyTel, Inc. Supplemental Dollars & Sense Plan.



KPMG LLP

/S/ KPMG LLP

Shreveport, Louisiana
November 19, 1999